                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                          HENRY SCHEIN, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 2002

                            ------------------------

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the "Company"), to be held at 11:00 a.m., on Wednesday,
June 5, 2002 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York.

    The Annual Meeting will be held for the following purposes:

    1.  To elect 13 directors of the Company for terms expiring in 2003.

    2.  To amend the Company's 1996 Non-Employee Director Stock Option Plan.

    3. To ratify the selection of BDO Seidman, LLP as the Company's independent certified public accountants for the fiscal year ending December 28, 2002.

    4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 10, 2002 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

    Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold by signing and dating the enclosed proxy exactly as your name appears thereon and promptly returning it in the envelope provided, which requires no postage if mailed in the United States. I believe that you can be proud, excited and confident to be a shareholder of Henry Schein. I look forward to discussing our plans for Henry Schein's future at the Annual Meeting, and I hope to see you there.

                                          STANLEY M. BERGMAN
                                          Chairman, Chief Executive Officer
                                            and President

Melville, New York
April 29, 2002

                               HENRY SCHEIN, INC.
                                135 DURYEA ROAD
                            MELVILLE, NEW YORK 11747

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    The Board of Directors of Henry Schein, Inc. (the "Company") has fixed the close of business on April 10, 2002 as the record date for determining the holders of the Company's common stock, par value $0.01 (the "Common Stock"), entitled to notice of, and to vote at, the 2002 Annual Meeting of Stockholders (the "Annual Meeting"). As of that date, 42,272,838 shares of Common Stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of record of the Company on or about May 1, 2002. A copy of the Company's 2001 Annual Report to Stockholders is being mailed with this Proxy Statement, but is not incorporated herein by reference.

    At the Annual Meeting, abstentions will be counted as votes cast on proposals presented to stockholders, but broker non-votes will not be considered votes cast and the shares represented by broker non-votes with respect to any proposal will be considered present but not eligible to vote on such proposal. Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote, but abstentions will, in effect, be votes against the amendment of the Company's 1996 Non-Employee Director Stock Option Plan (Proposal 2) and against the ratification of the selection of independent public accountants (Proposal 3), as these items require the affirmative vote of a majority of the shares present and eligible to vote on such items.

    The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

    The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, by executing a subsequent proxy and delivering it to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of April 10, 2002 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each nominee for director of the Company, (iv) each executive officer of the Company and (v) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and dispositive power as to the shares shown as being beneficially owned by such person.

                                                                     SHARES
                                                               BENEFICIALLY OWNED
                                                              --------------------
                                                                          PERCENT
NAMES AND ADDRESSES(1)                                         NUMBER     OF CLASS
----------------------                                        ---------   --------
Stanley M. Bergman(2)(21)...................................    767,068     1.8%
Marvin H. Schein(3).........................................     50,000       *
Pamela Schein(4)(21)........................................    893,969     2.1%
Irving Shafran and Judith Shafran, as Trustees(4)...........    893,969     2.1%
Marion Bergman, as Trustee(5)...............................    731,139     1.7%
Lawrence O. Sneag, as Trustee(6)............................    719,239     1.7%
Barry J. Alperin(7).........................................     16,333       *
Gerald A. Benjamin(8).......................................    102,293       *
James P. Breslawski(9)(21)..................................    162,102       *
Leonard A. David(10)........................................     53,396       *
Larry M. Gibson(11).........................................    332,083       *
Pamela Joseph(12)(21).......................................    207,570       *
Donald J. Kabat(13).........................................     15,333       *
Mark E. Mlotek(14)..........................................     66,747       *
Steven Paladino(15)(21).....................................    128,393       *
Michael Racioppi(16)........................................     45,837       *
Michael Zack(17)............................................     55,196       *
Philip A. Laskawy...........................................          0       *
Norman S. Matthews..........................................      1,000       *
T. Rowe Price Associates, Inc.(18)..........................  3,161,400     7.5%
T. Rowe Price New Horizons Fund, Inc.(19)...................  2,350,000     5.6%
Directors and Executive Officers as a Group
  (16 persons)(20)..........................................  2,897,320     6.9%

------------------------

*   Represents less than 1%

(1) Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

(2) Represents 28,629 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, 733,639 shares over which Marion Bergman, Mr. Bergman's wife, Lawrence O. Sneag and/or Mr. Bergman's sons have sole or shared voting and dispositive power as trustee or co-trustee under certain trusts established by Mr. Bergman for his benefit, the benefit of his family members or the benefit of certain other persons, 4,800 shares held by Mark E. Mlotek as custodian for certain family members of Mr. Bergman.

(3) Represents 50,000 shares owned by Mr. Schein over which Mr. Schein has sole voting and dispositive power.

(4) Represents shares owned by a revocable trust established by Ms. Schein, of which Mr. Shafran and Ms. Shafran are co-trustees. Mr. Shafran and
    Ms. Shafran, as trustees, have the power to vote and dispose of such shares. Ms. Schein has the power to vote and dispose of such shares upon her revocation of the trust.

(5) Ms. Bergman, Stanley M. Bergman's wife, holds such shares as the trustee or co-trustee of trusts established by Mr. Bergman for the benefit of Mr. Bergman and/or his family members. Ms. Bergman has the sole or shared power to vote and dispose of such shares.

(6) Mr. Sneag holds such shares as the trustee or co-trustee of trusts established by Stanley M. Bergman for the benefit of Mr. Bergman and/or his family members. Mr. Sneag has the sole or shared power to vote and dispose of such shares.

(7) Represents 2,000 shares owned directly and options to purchase 14,333 shares that either are exercisable or will become exercisable within 60 days.

(8) Represents 5,660 shares owned directly and options to purchase 96,633 shares that either are exercisable or will become exercisable within 60 days.

(9) Includes 99,602 shares that Mr. Breslawski owns directly and options to purchase 62,500 shares that either are exercisable or will become exercisable within 60 days.

(10) Represents 2,500 shares owned directly and options to purchase 50,896 shares that either are exercisable or will become exercisable within 60 days.

(11) Represents 264,350 shares owned directly or indirectly and options to purchase 67,733 shares that either are exercisable or will become exercisable within 60 days.

(12) Ms. Joseph has the sole power to vote and dispose of such shares.

(13) Represents 1,000 shares owned directly and options to purchase 14,333 shares that either are exercisable or will become exercisable within 60 days.

(14) Represents 2,012 shares owned directly, or by family members and options to purchase 59,934 shares that either are exercisable or will become exercisable within 60 days and 4,800 shares held as custodian for certain family members of Mr. Bergman.

(15) Includes 6,360 shares owned directly and options to purchase 122,033 shares that either are exercisable or will become exercisable within 60 days.

(16) Represents options to purchase shares that either are exercisable or will become exercisable in 60 days.

(17) Represents 4,200 shares owned directly, or by family members, and options to purchase 50,996 shares that either are exercisable or will become exercisable in 60 days.

(18) The principal office of T. Rowe Price Associates, Inc. ("Price Associates") is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on an amended
    Schedule 13G filed by Price Associates with the Securities and Exchange Commission (the "SEC") on February 14, 2002.

(19) The principal office of T. Rowe Price New Horizons Fund, Inc. ("Price New Horizons") is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors for which Price New Horizons serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price New Horizons is deemed to be a beneficial owner of such securities; however, Price New Horizons expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price New Horizons and its affiliates is based on an amended Schedule 13G filed by Price New Horizons with the SEC on February 14, 2002.

(20) Includes (i) all shares described in the preceding notes (2) through (17), and (ii) and options to purchase 585,229 shares that either are exercisable or will become exercisable within 60 days.

(21) The stockholder has dispositive power with respect to the shares, subject to the right of participation held by certain stockholders for sales of Common Stock by the stockholders. This right of participation is contained in the Amended and Restated HSI Agreement, dated as of February 16, 1994, as amended, among certain stockholders of the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Thirteen directors are to be elected at the Annual Meeting to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified. Directors will be elected by plurality vote. The Board of Directors has approved the persons named below as nominees and the enclosed proxy, if executed and returned, will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons as provided in the proxy. The first eleven of the nominees currently serve as directors and were elected by the stockholders at the 2001 Annual Meeting. The last two nominees were appointed to the Company's Board of Directors in February 2002. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information concerning the nominees:

NAME                                       AGE                            POSITION
----                                     --------   -----------------------------------------------------
Stanley M. Bergman.....................     52      Chairman, Chief Executive Officer, President and
                                                    Director
Gerald A. Benjamin.....................     49      Executive Vice President, Chief Administrative
                                                    Officer and Director
James P. Breslawski....................     48      Executive Vice President, President -- US Dental and
                                                      Director
Leonard A. David.......................     53      Vice President -- Human Resources and Special Counsel
                                                      and Director
Mark E. Mlotek.........................     46      Senior Vice President -- Corporate Business
                                                    Development Group and Director
Steven Paladino........................     45      Executive Vice President, Chief Financial Officer and
                                                      Director
Barry J. Alperin.......................     61      Director
Pamela Joseph..........................     59      Director
Donald J. Kabat........................     66      Director
Marvin H. Schein.......................     60      Director
Irving Shafran.........................     58      Director
Philip A. Laskawy......................     61      Director
Norman S. Matthews.....................     69      Director

    STANLEY M. BERGMAN has been Chairman, Chief Executive Officer and President of the Company since 1989 and a director of the Company since 1982. Mr. Bergman held the position of Executive Vice President of the Company and Schein Pharmaceutical, Inc. from 1985 to 1989, and Vice President of Finance and Administration of the Company from 1980 to 1985. Mr. Bergman is a certified public accountant.

    GERALD A. BENJAMIN has been Executive Vice President and Chief Administrative Officer of the Company since 2000 and a director of the Company since September 1994. Prior to that time, Mr. Benjamin had been serving as Senior Vice President of Administration and Customer Satisfaction since 1993. Mr. Benjamin was Vice President of Administration and Customer Satisfaction from 1992 to 1993, Vice President of Distribution Operations of the Company from 1990 to 1992, and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estee Lauder, where his last position was Director of Materials Planning and Control.

    JAMES P. BRESLAWSKI has been Executive Vice President of the Company and President of U.S. Dental since 1990, with primary responsibility for the U.S. Dental Group, and a director of the Company since 1990. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.

    LEONARD A. DAVID has been Vice President of Human Resources and Special Counsel of the Company since January 1995. Mr. David held the office of Vice President, General Counsel and Secretary from January 1993 to January 1995 and General Counsel from June 1990 to January 1993. Prior to joining the Company, Mr. David practiced corporate and business law for eight years. Mr. David has been a director of the Company since September 1994.

    MARK E. MLOTEK has been Senior Vice President of the Corporate Business Development Group of the Company since February 2000. Prior to holding his current position, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 2000, and became a director of the Company in September 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 to 1994.

    STEVEN PALADINO has been Executive Vice President of the Company since February 2000 and a director of the Company since December 1992. Prior to holding his current position, Mr. Paladino served as Senior Vice President and Chief Financial Officer of the Company from April 1993 to February 2000. From 1990 to 1992. Mr. Paladino served as Vice President and Treasurer, and from 1987 to 1990 he served as Corporate Controller of the Company. Before joining the Company in 1987, Mr. Paladino was employed as a public accountant for seven years, most recently with the international accounting firm of BDO Seidman, LLP. Mr. Paladino is a certified public accountant.

    BARRY J. ALPERIN has been a director of the Company since May 1996.
Mr. Alperin, a private consultant since August 1995, served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995, as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro, Inc. from 1985 through 1989. Mr. Alperin served as a director of Seaman Furniture Company, Inc., a furniture retailing company, from 1992 to February 2001. He currently serves as a director of K'nex
Industries, Inc., a wholesale toy company.

    PAMELA JOSEPH has been a director of the Company since September 1994. For the past five years, Ms. Joseph has been a self-employed artist and is Director of MaNose Studios. Ms. Joseph is also a trustee of Alfred University.

    DONALD J. KABAT has been a director of the Company since May 1996.
Mr. Kabat is the President of D.J.K. Consulting Services, Inc., and served as Chief Financial Officer of Central Park Skaters, Inc. from September 1992 to September 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture).

    MARVIN H. SCHEIN has been a director of the Company since September 1994 and has provided consulting services to the Company since 1982. Mr. Schein founded Schein Dental Equipment Corp., a subsidiary of the Company. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with the Company.

    IRVING SHAFRAN has been a director of the Company since September 1994.
Mr. Shafran has been an attorney in private practice for the past 25 years. From 1991 through December 1995, Mr. Shafran was a partner in the law firm of Anderson Kill Olick and Oshinsky, PC.

    PHILIP A. LASKAWY has been a director of the Company since February 2002. Mr. Laskawy joined the accounting firm of Ernst & Young in 1961 and served as a partner in the firm from 1971 to

September 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young including Chairman and Chief Executive Officer which he was appointed to in 1994. Mr. Laskawy currently serves on the Board of Directors of Goodyear Tire & Rubber Company and The Progressive Corporation.

    NORMAN S. MATTHEWS has been a director of the Company since February 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of The Progressive Corporation, Toys"R"Us, Finlay Jewelry, Gaylan's Trading Co., and Sunoco.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED NOMINEES FOR DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTORS.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 29, 2001 ("fiscal 2001"), the Board of Directors held six meetings.

    The Company has an Executive Committee, which currently consists of Messrs. Bergman, Benjamin, Breslawski, Paladino and Schein. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except that it does not have the power or authority to adopt, approve or recommend to stockholders any action or matter that is required by Delaware law to be submitted to the Company's stockholders for approval, or to adopt, amend or repeal any bylaw of the Company. The Executive Committee did not meet in fiscal 2001.

    The Board of Directors has an Audit Committee, which currently consists of Messrs. Alperin, Kabat and Shafran. The Board of Directors has determined that each of the members of the Audit Committee is an "independent director," as defined in Rule 4200(a)(15) of the National Association of Securities
Dealers, Inc.'s listing standards. The Audit Committee, which held four meetings in fiscal 2001, oversees the Company's financial reporting process and internal audit functions on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee also reviews the Company's consolidated financial statements and the adequacy of the Company's internal controls. The Audit Committee meets with the independent certified public accountants to discuss the results of their audit of the Company's consolidated financial statements, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

    The Board of Directors has a Compensation Committee, which currently consists of Messrs. Alperin and Kabat. The Compensation Committee makes recommendations regarding the compensation and benefit policies and procedures of the Company. The Compensation Committee held four meetings during fiscal 2001.

    The Board of Directors has a Stock Option Committee, which currently consists of Messrs. Alperin and Kabat. The Stock Option Committee determines grants under the Company's 1994 Stock Option Plan, as amended. The Stock Option Committee held four meetings during fiscal 2001.

    Each director attended more than 75% of the aggregate number of meetings held in fiscal 2001 by the Board of Directors and the Committees of which he or she was a member.

COMPENSATION OF DIRECTORS

    In fiscal 2001, Messrs. Alperin and Kabat each received a $30,000 annual retainer and an additional $1,500 for each Board meeting attended and $850 for each Committee meeting attended (or $1,100 if such Committee meeting was held on a day other than a day on which a Board meeting was held).

                                   PROPOSAL 2
                         AMENDMENT OF 1996 NON-EMPLOYEE
                           DIRECTOR STOCK OPTION PLAN

    The Company maintains the Henry Schein, Inc. 1996 Non-Employee Director Stock Option Plan, as approved on March 22, 1996 by the Board of Directors of the Company and approved by the stockholders on May 8, 1996 (the "1996 Director Plan"), for the benefit of all directors of the Company who are not employees of the Company or its subsidiaries (the "Non-Employee Directors"). The proposed amendment to the 1996 Director Plan, which was unanimously adopted by the Board of Directors on March 4, 2002, subject to stockholder approval at the Annual Meeting, would increase the number of shares of Common Stock issuable upon the exercise of options granted under the 1996 Director Plan by 50,000 shares, or approximately .12% of the currently outstanding shares of Common Stock. The Company also maintains the 2001 Non-Employee Director Stock Option Plan, as adopted on July 12, 2001 by the Board of Directors (the "2001 Director Plan"), for the benefit of all directors of the Company who are not employees of the Company or its subsidiaries. There are a total of 25,000 shares available under the 2001 Director Plan for option grants, all of which have been granted.

    The following description of the 1996 Director Plan is a summary of its principal provisions and is qualified in its entirety by reference to the 1996 Director Plan, as amended, a copy of which is attached hereto as Appendix A.

    The purposes of the 1996 Director Plan are to enable the Company to attract, motivate and retain Non-Employee Directors who are important to the success of the Company, and to create a mutuality of interest between the Non-Employee Directors and the stockholders by granting options to purchase Common Stock to the Non-Employee Directors. Under the 1996 Director Plan, each director who is not also an employee of the Company or its subsidiaries is eligible to receive options to purchase shares of Common Stock. Under the 1996 Director Plan as currently in effect, a maximum of 50,000 shares of Common Stock are authorized for issuance pursuant to the exercise of options granted under the 1996 Director Plan, subject to antidilution adjustments. As of April 10, 2002, options to purchase an aggregate of 50,000 shares of Common Stock at an average exercise price of $27.86 per share were outstanding and no shares remain available for future option grants under the 1996 Director Plan. If any option is canceled, or expires or terminates unexercised, the shares of Common Stock covered by such option shall again be available for the grant of options under the 1996 Director Plan.

    The 1996 Director Plan is administered by a committee (the "Director Stock Option Committee") comprised of three directors appointed by the Board of Directors. Currently, the committee is comprised of Mr. Bergman, Mr. Benjamin and Mr. Paladino. The Director Stock Option Committee has the full authority and discretion, subject to the terms of the 1996 Director Plan, to determine those individuals who are eligible to be granted options and the amount and type of options. The terms and conditions of specific option grants are set forth in written option agreements between the Company and each participant. No options shall be granted under the 1996 Director Plan on or after the tenth anniversary of the effective date of the 1996 Director Plan (the date of its approval by the Board of Directors, March 22, 1996), but options granted prior to such date may extend beyond such date.

    The Board of Directors or the Director Stock Option Committee may terminate the 1996 Director Plan at any time, subject to the continued effectiveness of outstanding options. The Board of Directors or the Director Stock Option Committee may also amend the 1996 Director Plan, except that no amendment may, without the approval of the stockholders,
(i) increase the total number of shares of Common Stock that may be acquired upon exercise of options granted under the 1996 Director Plan, (ii) change the eligibility requirements for participation in the 1996 Director Plan or
(iii) effect any change that would require stockholder approval under Rule 16b-3 (or any successor provision) promulgated under the Exchange Act.

    The term of each option will be specified by the Director Stock Option Committee upon grant, but may not exceed ten years from the date of grant. The exercise price of each option granted under the 1996 Director Plan and the terms upon which each such option granted under the 1996 Director Plan will be exercisable will be determined by the Director Stock Option Committee. Under the 1996 Director Plan, the exercisability of options may be accelerated in certain events, including upon a Change of Control (as defined in the 1996 Director
Plan). Subject to certain rights to exercise after the death, disability, retirement or termination of services (other than for cause) of the option holder or after a Change of Control, options granted under the 1996 Director Plan may be exercised only if the option holder is eligible to participate in the 1996 Director Plan on the date of exercise.

    Directors who receive an option under the 1996 Director Plan will not realize taxable income for federal income tax purposes at the time of grant, but such directors will realize ordinary income, generally six months after the date of exercise of the option, in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date income is realized over the exercise price. However, an option holder may elect pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed as of the time of exercise based upon the fair market value of the acquired shares at that time. If at the time of exercise the option holder is not subject to the restrictions on purchases and sales of a corporation's securities provided by
Section 16(b) of the Exchange Act, the option holder will realize ordinary income immediately upon exercise of the option on the excess of the fair market value of the securities acquired on the date of exercise over the exercise price. The Company will be entitled to a tax deduction equal to the ordinary income realized by an option holder at the time the option holder recognizes such income.

    Upon the exercise of an option, the option holder must make payment of the full exercise price, either (i) in cash, or, if permitted by the Director Stock Option Committee, (ii) in shares of Common Stock, (iii) by delivery of a promissory note from the option holder, (iv) in a combination of cash, shares of Common Stock and/or a promissory note from the option holder or (v) on such other terms and conditions as may be acceptable to the Director Stock Option Committee.

    Each of Messrs. Alperin and Kabat were granted options in 2001 pursuant to the 1996 Director Plan to purchase 6,000 shares of Common Stock at an exercise price of $28.63 per share, the fair market value on the date of grant.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THE PROPOSED AMENDMENT TO THE 1996 DIRECTOR PLAN AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE PROPOSED AMENDMENT TO THE 1996 DIRECTOR PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT OF THE 1996 DIRECTOR PLAN.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning annual and long-term compensation for the fiscal years ended December 29, 2001, December 30, 2000 and December 25, 1999 of the Company's Chief Executive Officer, the other four most highly paid executive officers (based on salary and bonus for fiscal 2001) serving as of December 29, 2001 (the "Named Executive Officers").

                                                 ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                         -----------------------------------   ----------------------------------
                                                                   OTHER       RESTRICTED   SECURITIES
                                                                 ADDITIONAL      STOCK      UNDERLYING     LTIP        OTHER
NAME AND                                  SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     PAYOUTS    COMPENSATION
PRINCIPAL POSITION              YEAR       ($)         ($)          ($)           ($)          (#)         ($)         ($)(1)
------------------            --------   --------   ---------   ------------   ----------   ----------   --------   ------------
Stanley M. Bergman..........    2001     609,000    1,087,430      24,140           --            --        --         44,135
Chairman, Chief Executive       2000     585,000    1,099,712      19,300           --            --        --         42,112
Officer and President           1999     559,050       87,048      19,300           --            --        --         39,661

James P. Breslawski.........    2001     351,000      210,000      16,800           --        20,000        --         22,009
Executive Vice President and    2000     337,500      136,606      15,000           --            --        --         21,148
President -- US Dental          1999     324,500       45,000      15,000           --        28,500        --         20,078

Steven Paladino.............    2001     328,000      235,000      16,800           --        25,000        --         23,592
Executive Vice President and    2000     315,000      215,000      15,000           --            --        --         22,648
Chief Financial Officer         1999     263,000       75,000      15,000           --        46,500        --         18,781

Gerald A. Benjamin..........    2001     325,500      220,000      16,800           --        22,000        --         23,703
Executive Vice President        2000     313,000      190,000      15,000           --            --        --         22,807
and Chief Administrative        1999     261,000       67,000      15,000           --        38,500        --         18,878
Officer

Michael Racioppi............    2001     250,000      275,000      16,800           --        67,500        --         18,292
President -- Medical            2000     230,000      225,000      15,000           --            --        --         16,790
Group                           1999     220,000       75,000      15,000           --        25,000        --         13,766

--------------------------

(1) The 1999 amounts shown in this column represent (i) matching contributions under the Company's 401(k) plan of $10,000 for Mr. Bergman, $5,800 for Mr. Breslawski, $4,957 for Mr. Paladino, $4,919 for Mr. Benjamin and $3,769 for Mr. Racioppi, and (ii) excess life insurance premiums and SERP contributions of $528 and $29,133 for Mr. Bergman, $608 and $13,670 for Mr. Breslawski, $371 and $13,453 for Mr. Paladino, $608 and $13,351 for
    Mr. Benjamin and $608 and $9,389 for Mr. Racioppi. The 2000 amounts shown in this column represent (i) matching contributions under the Company's 401(k) plan of $9,450 for Mr. Bergman, $7,500 for Mr. Breslawski, $5,088 for
    Mr. Paladino, $5,547 for Mr. Benjamin and $4,906 for Mr. Racioppi and
    (ii) excess life insurance premiums and SERP contributions of $1,162 and $31,500 for Mr. Bergman, $898 and $12,750 for Mr. Breslawski, $599 and $16,961 for Mr. Paladino, $898 and $16,362 for Mr. Benjamin and $691 and $11,193 for Mr. Racioppi. The 2001 amounts shown in this column represent
    (i) matching contributions under the Company's 401(k) plan of $7,875 for Mr. Bergman, $3,894 for Mr. Breslawski, $4,240 for Mr. Paladino, $4,213 for Mr. Benjamin and $3,096 for Mr. Racioppi and (ii) excess life insurance premiums and SERP contributions of $898 and $31,500 for Mr. Bergman, $898 and $12,750 for Mr. Breslawski, $599 and $16,961 for Mr. Paladino, $898 and $16,362 for Mr. Benjamin and $691 and $11,193 for Mr. Racioppi. The Company's ESOP was merged into the 401(k) plan during the 1998 fiscal year. Forty percent of the Company's matching contributions under the 401(k) plan must be invested in the plan's Common Stock fund.

OPTION GRANTS IN FISCAL 2001

    The following table sets forth information with respect to the options granted during fiscal 2001 to each of the Named Executive Officers and their potential realizable value at the end of the option terms assuming certain levels of appreciation of the Common Stock.

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                    NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                    SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM(2)
                                     OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                                GRANTED(1)   FISCAL YEAR(%)    ($/SHARE)       DATE        5%($)        10%($)
----                                ----------   --------------   -----------   ----------   ----------   ----------
Stanley M. Bergman................        --             --             --             --           --           --
James P. Breslawski...............    20,000           2.25         $28.63        3/01/11      360,042      912,417
Steven Paladino...................    25,000           2.81         $28.63        3/01/11      450,052    1,140,521
Gerald A. Benjamin................    22,000           2.48         $28.63        3/01/11      396,046    1,003,659
Michael Racioppi..................    67,500           7.60         $28.63        3/01/11    1,215,142    3,079,409

------------------------

(1) Each of these options was granted on March 1, 2001 and becomes exercisable as to one-third of the shares subject to such options on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain circumstances.

(2) The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL 2001 YEAR-END OPTION
  VALUES

    The following table summarizes the options exercised by the Named Executive Officers in fiscal 2001 and the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 2001, and their value at that date if they were "in-the-money".

                                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS AT FISCAL           OPTIONS AT FISCAL
                               SHARES ACQUIRED   VALUE REALIZED           YEAR-END                 YEAR-END ($)(1)
NAME                           ON EXERCISE (#)        ($)         EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                           ---------------   --------------   -------------------------   -------------------------
Stanley M. Bergman...........          --                --              --/--                        --/--
James P. Breslawski..........          --                --          51,500/29,500               582,220/365,690
Steven Paladino..............          --                --         116,200/40,500              2,311,514/528,340
Gerald A. Benjamin...........          --                --         100,367/34,833              1,946,702/452,034
Michael Racioppi.............       4,881           110,035          26,666/75,834               438,311/761,351

------------------------

(1) Represents the difference between the aggregate exercise prices of such options and the aggregate fair market value of the shares issuable upon exercise.

EMPLOYMENT AND OTHER AGREEMENTS

    The Company and Stanley M. Bergman entered into an employment agreement, dated as of January 1, 2000 (the "Employment Agreement"), providing for his continued employment as Chairman of the Board, President and Chief Executive Officer until December 31, 2002. Mr. Bergman's salary of $609,000 was set in accordance with the terms of his Employment Agreement. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the Board of Directors). The Compensation Committee awarded incentive compensation of $1,087,430 to Mr. Bergman for 2001. The Employment Agreement also provides that Mr. Bergman will continue to participate in all benefit, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers. The Company provides Mr. Bergman with the use of an automobile and expenses related thereto and other miscellaneous benefits in accordance with the Employment Agreement. If Mr. Bergman's employment with the Company is terminated by the Company without cause, or is terminated by Mr. Bergman following a material breach of the Employment Agreement by the Company that is not timely cured, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and all benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive, as severance pay, 200% of his then annual base salary plus 200% of Mr. Bergman's average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company if the Company had continued contributions thereunder until the expiration of the full term of the Employment Agreement, less Mr. Bergman's vested account balance or accrued benefits under each pension plan. If Mr. Bergman resigns within one year following a change in control of the Company, Mr. Bergman will receive, as severance pay, 300% of his then annual base salary plus 300% of Mr. Bergman's maximum incentive compensation opportunity for the year in which such termination occurs, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company if the Company had continued contributions thereunder until the expiration of the full term of the Employment Agreement, less Mr. Bergman's vested account balance or accrued benefits under each pension plan. If the payments described in the preceding sentence are subject to the excise tax imposed by Section 4999 of the Code, the Company will pay Mr. Bergman an additional amount such that the amount retained by him, after reduction for such excise tax, equals the amounts described in the preceding sentence prior to imposition of the excise tax. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman's voluntary resignation, the Company will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to senior executive officers of the Company and their families after the termination or expiration of the Employment Agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths, and coverage for his children continuing until they reach the age of 21.

    In September 1994, the Company and Marvin Schein, a director and principal stockholder of the Company, amended and restated the terms of a consulting agreement (the "Consulting Agreement"), providing for Mr. Schein's consulting services to the Company from time to time with respect to the marketing of dental supplies and equipment. The Consulting Agreement initially provided for compensation of $283,200 per year, increasing $25,000 every fifth year beginning in 2003. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers, excluding the Company's 1994 Stock Option Plan, as amended, that Mr. Schein's spouse and his children (until they reach the age of 21) will be covered by the Company's health plan and that the Company will provide Mr. Schein with the use of an automobile and expenses related thereto. The original Consulting Agreement was entered into as part of a recapitalization of the Company's predecessor in 1982 among Mr. Schein and its other stockholders and secured for the Company the consulting services of Mr. Schein, who had served the Company in various executive capacities for more than 20 years.

    The Company is also party to various other employment, consulting and noncompete agreements expiring at various times through 2006. These agreements provide for varying base aggregate annual payments of approximately $4,946,000 per year, which decrease periodically to approximately $867,000 per year. In addition, some agreements have provisions for incentive and additional compensation.

    The Company has entered into agreements with the Named Executive Officers, other than Mr. Bergman, that provide that upon a change in control of the Company, the Company will pay the executive an amount equal to (i) the amount paid per share for Common Stock in any transaction triggering the change in control (not to exceed $40) multiplied by (ii) a factor (ranging from 45,000 to 100,000). Effective July 1, 2001, the foregoing provisions were modified to provide that the amount referred to in clause (i) would be the amount paid per share for Common Stock in any transaction triggering the change in control (not to exceed $60) less $15. The Company's obligation to provide the foregoing benefit expires on December 31, 2002. The agreements also provide that if the executive's employment is terminated by the Company without cause or by the executive for good reason following a change in control of the Company, the Company will pay to the executive severance pay equal to 300% of the sum of the executive's then base salary and target bonus. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the executive an additional amount such that the amount retained by the executive after reduction for such excise tax equals the amount to be paid to the executive prior to imposition of the excise tax.

    On November 30, 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan"), and declared a dividend under the Rights Plan of one common stock purchase right (a "Right") on each outstanding share of the Company's Common Stock. Until the occurrence of certain events, each share of Common Stock that is issued will also have a Right attached to it. The Rights provide, in substance, that should any person or group acquire 15% or more of the outstanding common stock of the Company after the date of adoption of the Rights Plan, each Right, other than Rights held by the acquiring person or group, would entitle its holder to purchase a certain number of shares of Common Stock for 50% of the then-current market value of the Common Stock. Unless a 15% acquisition has occurred, the Company may redeem the Rights at any time prior to the termination date of the Rights Plan. This Right to purchase the Common Stock at a discount will not be triggered by a person's or group's acquisition of 15% or more of the Common Stock pursuant to a tender or exchange offer which is for all outstanding shares at a price and on terms that the Board of Directors determines (prior to acquisition) to be adequate and in the stockholders' best interests.

    Certain business combinations with an acquiring person or its affiliates will trigger an additional feature of the Rights. Each Right (other than Rights held by the acquiring person or group) will entitle its holder to purchase a certain number of shares of the common stock of the acquiring person at a price equal to 50% of the market value of such shares at the time of exercise. Initially, the Rights will be attached to, and trade with, the certificates representing the Company's outstanding shares of Common Stock and no separate certificates representing the Rights will be distributed. The Rights will become exercisable only if a person or group acquires (or commences a tender or exchange offer for) 15% or more of the Common Stock.

    The Board of Directors may, at its option redeem all but not less than all of the then outstanding Rights at a redemption price of $0.01 per Right at any time prior to the earlier of (i) a time when any person or group acquires 15% or more of the Common Stock or (ii) the final expiration date of November 30, 2008.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee, the members of which also serve as the Stock Option Committee under the Company's 1994 Stock Option Plan, has responsibility for the philosophy, competitive strategy, design and administration of the Company's compensation program for its executive officers (including the Named Executive Officers). The Compensation Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably sized businesses, is supportive of the Company's financial and operating objectives and is aligned with the financial interests of the stockholders. The Company and the Compensation Committee have retained the services of an independent executive compensation consulting firm for advice regarding the competitive structure and administration of its executive officer compensation program.

PHILOSOPHY AND PROGRAM COMPONENTS

    The Company's executive officer compensation program is designed to enable the Company to attract and retain the caliber of officers needed to ensure the Company's continued growth and profitability, and to compensate them based on their and the Company's performance and on the longer term value they create for the stockholders in a manner consistent with competitive practices. The components of the executive officer compensation program consist of base salary, annual bonuses paid under the Company's annual Performance Incentive Plan ("PIP"), and periodic grants of stock options.

    The Company measures the competitiveness of its compensation program relative to the practices of other companies with annual revenues comparable to those of the Company. The Committee generally seeks to set salaries within the 25th to 75th percentile range of salaries at such comparable companies. The Committee also seeks to structure annual PIP award opportunities so that an officer's salary plus annual bonus will fall within the 25th to 75th percentile range of competitive practices, depending on both the Company's achievement of annual financial performance targets established by the Committee, in consultation with the Company's senior management, at the start of the year and the individual achievements of the officer, as evaluated against pre-established goals and objectives. Similarly, stock option grants are made with reference to option granting practices for companies with comparable annual revenues.

BASE SALARY

    The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases are generally approved during the first quarter of the calendar year and made retroactive to January 1st. The 2001 annual salaries of the Named Executive Officers, excluding Mr. Bergman, the Company's Chief Executive Officer, were increased by an average of 5% over annualized 2000 levels. The Committee was advised by its compensation consultant that such officers' average 2001 salaries approximated the 45th percentile of competitive practices.
Mr. Bergman's 2001 salary was increased pursuant to the terms of his prior employment agreement and approximated the 20th percentile of competitive practices.

ANNUAL INCENTIVE COMPENSATION

    Annual incentive compensation for each of the Company's executive officers other than Mr. Bergman for each year is paid under the PIP for such year, each of which is designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate the Company's senior officers for both their individual performance and business unit financial results. At the beginning of each year, the Chief Executive Officer determines which officers will participate in the PIP for that year and such officers are notified of their participation. The Chief Executive Officer determines the PIP's performance goals for those officers who report directly to him, and determines goals for other participants in consultation with their supervisors. These performance goals are reviewed at mid-year to ensure their continued relevance.

    During the first quarter of the subsequent year, the Chief Executive Officer reviews the relevant financial, operating and personal performance achievements of the Company, its business units and the participating officers against the PIP performance goals that had been established, and submits proposed PIP awards for the participating officers to the Compensation Committee for its approval. PIP awards for 2001 performance for the Named Executive Officers other than Mr. Bergman were based on (i) the Company's 2001 earnings per share measured against pre-established standards, (ii) achievement of financial goals in their respective areas of responsibility and (iii) achievement of individual objectives.

    PIP payments for 2001 for the four Named Executive Officers other than Mr. Bergman ranged from 60% to 110% of salary and averaged 75%. The Committee's compensation consultant has advised that the average 2001 salary plus 2001 bonus for these four executive officers approximated the 60th percentile of annual cash compensation at companies with comparable annual revenues. PIP awards for these individuals appear in the Summary Compensation Table in the column captioned "Bonus."

STOCK OPTIONS

    The Company and the Compensation Committee believe that stock options are a factor in aligning the long-term financial interest of the officers and stockholders and intend to make grants on an annual basis. The Committee's compensation consultant provides the Committee with competitive option granting guidelines that reflect option granting practices at companies with comparable annual revenues and that are taken into account in determining the size of the Company's stock option grants. Options granted in March 2001 are shown above under the caption "Option Grants in Fiscal 2001."

THE CHIEF EXECUTIVE OFFICER

    Mr. Bergman's salary of $609,000 was set in accordance with the terms of his prior employment agreement and was 4.1% higher than his 2000 salary. The employment agreement also provides that Mr. Bergman's bonus be within a specified range based on the Company's performance, as determined by the Committee. The Committee awarded Mr. Bergman an annual bonus of $1,087,430 with respect to 2001 performance. In making its bonus determination, the Committee evaluated the Company's 2001 earnings per share measured in relation to pre-established performance standards and the average bonuses earned by the Company's executive officers (including the Named Executive Officers) in relation to their target bonus opportunities.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. The Committee's general policy is to preserve the federal income tax deductibility of compensation by qualifying such compensation for the performance based compensation exception to the limitation on deductibility under Section 162(m). The Committee may, however, approve compensation that may not be deductible if the Committee determines that such compensation is in the best interests of the Company, and did so with the respect to the Chief Executive Officer's aggregate compensation in fiscal 2001. The Committee recommended to the Executive Committee of the Board of Directors the adoption of the Henry Schein, Inc, 2001 Section 162(m) Cash Bonus Plan, which was approved by the stockholders at the 2001 Annual Meeting.

THE COMPENSATION COMMITTEE
Barry J. Alperin, Chairman
Donald J. Kabat

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors, including the Company's internal controls, the quality of its financial reporting and the independence and performance of the Company's independent certified public accountants.

    Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal controls. The independent certified public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discuss with management any issues that they believe should be raised with management.

    The Audit Committee reviewed the Company's audited financial statements for fiscal 2001 and met with both management and BDO Seidman, LLP ("BDO Seidman"), the Company's independent certified public accountants, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

    We have received from BDO Seidman the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with BDO Seidman their independence from the Company and its management. The Audit Committee also discussed with BDO Seidman any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

    Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.

THE AUDIT COMMITTEE
Donald J. Kabat, Chairman
Barry J. Alperin
Irving Shafran

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's executive officers and directors are required under the Exchange Act to file reports of ownership of Common Stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2001 the executive officers and directors of the Company timely complied with all applicable filing requirements.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on $100 invested on December 28, 1996, the last trading day before the beginning of the Company's 1997 fiscal year, through the end of fiscal 2001 with the cumulative total return on $100 invested for the same period in the Nasdaq Stock Market (U.S. Companies) Composite Index and a group of five distribution companies selected by the Company as appropriate for this purpose after discussions with a number of investment analysts who follow the Common Stock and are familiar with the Company's business (the "Old Peer Group Index"). The companies in the Old Peer Group Index are Owens & Minor, Inc., Patterson Dental Company, PSS World Medical Inc., Systemax, Inc. and U.S. Office Products, Co. After some consideration, the Company has decided to increase the number and update the list of companies in the peer group to provide a more accurate comparison (the "New Peer Group"). The companies in the New Peer Group are Granger (W.W.) Inc., Caremark RX Incorporated, Patterson Dental Company, Omnicare Inc., Priority Healthcare CP, MSC Industrial Direct, Accredo Health Inc., Owens & Minor, Inc., PSS World Medical Inc. and D&K Healthcare Resources, Inc. Set forth below are comparisons for both the Old Peer Group and the New Peer Group.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                      12/28/96  12/27/97  12/26/98  12/25/99  12/29/00  12/29/01
HENRY SCHEIN INC.       100.00     97.46    116.30     31.34    100.36    108.35
OLD PEER GROUP INDEX    100.00     90.74    117.70     76.59    100.20    121.26
NASDAQ MARKET INDEX     100.00    122.32    172.52    304.29    191.25    152.46
NEW PEER GROUP INDEX    100.00    113.28     94.02     80.03    107.06    129.90

                       DECEMBER 28,   DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,
                           1996           1997           1998           1999           2000           2001
                       ------------   ------------   ------------   ------------   ------------   ------------
Henry Schein, Inc....       100           97.46         116.30          31.34         100.36         108.35
Old Peer Group
  Index..............       100           90.74         117.70          76.59         100.20         121.26
NASDAQ Market
  Index..............       100          122.32         172.52         304.28         191.25         152.46
New Peer Group
  Index..............       100          113.28          94.02          80.03         107.06         129.90

                                   PROPOSAL 3
                          RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman as independent certified public accountants for the Company for the fiscal year ending December 28, 2002, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, another firm of independent certified public accountants will be selected by the Board of Directors. Representatives of BDO Seidman will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance. The Audit Committee of the Board of Directors has considered whether the provision of the services referred to below under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" by BDO Seidman is compatible with maintaining BDO Seidman's independence.

AUDIT FEES

    BDO Seidman billed the Company $969,000 for professional services and out-of-pocket expenses rendered in connection with the quarterly reviews and the audit of the Company's annual consolidated financial statements for fiscal 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees owed to BDO Seidman for professional services and out-of-pocket expenses in connection with information technology consulting services for fiscal 2001.

ALL OTHER FEES

    BDO Seidman billed the Company $1,362,000 for professional services and out-of-pocket expenses other than those described above for fiscal 2001.

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THIS MATTER AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 2002. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO SEIDMAN AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 28, 2002.

                      VOTING OF PROXIES AND OTHER MATTERS

    The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

    The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

    A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 10, 2002 at the Company's headquarters located at 135 Duryea Road, Melville, New York 11747.

                             STOCKHOLDER PROPOSALS

    Eligible stockholders wishing to have a proposal for action by the stockholders at the 2003 Annual Meeting included in the Company's proxy statement must submit such proposal at the principal offices of the Company not later than December 31, 2002. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

    Under the Company's Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2003 Annual Meeting without submitting such proposal for inclusion in the Company's proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC's proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2003 Annual Meeting is delivered in person or mailed to the Company and received by it not later than April 15, 2003; provided, however, that such notice need not be received more than 75 days prior to the date of the 2003 Annual Meeting.

    Under the SEC's proxy rules, proxies solicited by the Board of Directors for the 2003 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

                                                                      APPENDIX A

                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                               HENRY SCHEIN, INC.
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.  PURPOSE OF THE PLAN

    The purpose of this Henry Schein, Inc. 1996 Non-Employee Director Stock Option Plan are to enable Henry Schein, Inc. (the "Company") to attract, retain and motivate directors of the Company who are not employees of the Company or its subsidiaries ("Non-Employee Directors") and who are important to the success of the Company and to create a mutuality of interest between the Non-Employee Directors and the stockholders of the Company by granting such directors options to purchase Common Stock (as defined herein) of the Company.

2.  DEFINITIONS

    (a) "Acquisition Event" means a merger or consolidation in which the Company is not the surviving entity, or any transaction that results in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons and/or entities in concert, or the sale or transfer of all or substantially all of the Company's assets.

    (b) "Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

    (c) "Board" means the board of directors of the Company.

    (d) "Cause" has the meaning set forth in Section 7(b).

    (e) "Change of Control" has the meaning set for in Section 6(e).

    (f) "Code" means the Internal Revenue Code of 1986, as amended.

    (g) "Committee" means such committee, if any, appointed by the Board of administer the Plan consisting of two or more directors as may be appointed from time to time by the Board, each of whom shall qualify as a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Act. If the Board does not appoint a committee for this purpose, "Committee" means the Board.

    (h) "Common Stock" means the voting common stock of the Company, par value $.01, any common stock into which the common stock may be converted and any common stock resulting from any reclassification of the common stock.

    (i) "Company" means Henry Schein, Inc., a Delaware corporation.

    (j) "Corporate Transaction" has the meaning set forth in Section 6(e)(i).

    (k) "Disability" means a permanent and total disability, as determined by the Committee in its sole discretion, provided that in no event shall any disability that is not permanent and total disability within the meaning of
Section 22(e)(3) of the Code be treated as a Disability. A Disability shall be deemed to occur at the time of the determination by the Committee of the Disability.

    (l) "Effective Date' has the meaning set forth in Section 3.

    (m) "Fair Market Value" means the value of a Share (as defined herein) on a particular date, determined as follows:

        (i) If the Common Stock is listed or admitted to trading on such date on a national securities exchange or quoted through the National Association of Securities Dealers' Automated Quotation ("NASDAQ") National Market System, the closing sales price of a Share as reported on the relevant composite transaction tape, if applicable, or on the principal such exchange (determined by trading value in the Common Stock) or through the National Market System, as the case may be, on such date, or in the absence of reported sales on such day, the mean between the reported bid and asked prices reported on such composite transaction tape or exchange or through the National Market System, as the case may be, on such date; or

        (ii) If the Common Stock is not listed or quoted as described in the preceding clause, but bid and asked prices are quoted through NASDAQ, the mean between the bid and asked prices as quoted by the National Association of Securities Dealers through NASDAQ on such date; or

        (iii) If the Common Stock is not listed or quoted on a national securities exchange or through NASDAQ or, if pursuant to (i) and (ii) above the Fair Market Value is to be determined based upon the mean of the bid and asked prices and the Committee determines that such mean does not properly reflect the Fair Market Value, by such other method as the Committee determines to be reasonable and consistent with applicable law; or

        (iv) If the Common Stock is not publicly traded, such amount as is set by the Committee in good faith.

    (n) "HSI Agreement" means the Amended and Restated HSI Agreement dated as of February 16, 1994 among the Company and certain other parties.

    (o) "Incumbent Board" has the moaning set forth in Section 6(e)(ii).

    (p) "Non-Employee Directors" means directors of the Company who are not employees of the Company or its subsidiaries.

    (q) "Option" means the right to purchase one Share at a prescribed purchase price on the terms specified in the Plan.

    (r) "Outstanding HSI Voting Securities" has the meaning set forth in
Section 6(e)(i).

    (s) "Participant" means a Non-Employee Director who is granted Options under the Plan.

    (t) "Person" means an individual, entity or group within the meaning of
Section 13d-3 or 14d-1 of the Act.

    (u) "Plan" means the Henry Schein, Inc. 1996 Non-Employee Director Stock Option Plan.

    (v) "Purchase Price" means purchase price per Share.

    (w) "Securities Act" means the Securities Act of 1933, as amended.

    (x) "Share" means a share of Common Stock.

    (y) "Substantial Stockholder" means any Participant who at the time of grant owns directly or is deemed to own by reason of the attribution rules set forth in Section 424(d) of the Code, Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company.

    (z) "Termination of Services" means termination of the relationship with the Company so that an individual is no longer a director of the Company.

3.  EFFECTIVE DATE/EXPIRATION OF PLAN

    This Plan shall became effective as of March 22, 1996 (the "Effective Date"), and was amended on March 4, 2002, subject to its approval not later than the date of the Company's 2002 Annual Meeting of Stockholders by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Grants of Options under the Plan may be made on and after the Effective Date, provided that, if this Plan is not approved in accordance with the preceding sentence on or before such annual meeting, all Options granted pursuant to the Plan shall be null and void. Options may not be exercised prior to such approval.

4.  ADMINISTRATION

    (a) DUTIES OF THE COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; to establish, amend, and rescind rules for carrying out the Plan, to administer the Plan, subject to its provisions: to select Participants in, and grant Options under, the Plan; to determine the terms, exercise price and form of exercise payment for each Option granted under the Plan; to prescribe the form or forms of instruments evidencing Options and any other instruments required under the Plan (which need not be uniform) and to change such forms from time to time; and to make all other determinations and to take all such steps in connection with the Plan and the Options as the Committee, in its sole discretion, deems necessary or desirable. provided, that all such determinations shall be in accordance with the express provisions, if any, contained in the HSI Agreement or the Plan. The Committee shall not be bound to any standards of uniformity or similarity of action, interpretation or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. The determination, action or conclusion of the Committee in connection with the foregoing shall be final, binding and conclusive.

    (b) ADVISORS. The Committee may designate the Secretary of the Company, other employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute option agreements or other documents on behalf of the Committee. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

    (c) INDEMNIFICATION. To the maximum extent permitted by law, no officer, member or former officer or member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer, member or former officer or member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officees, member's or officer's or member's own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, members or former officers or members may have as directors under applicable law or under the Certificate of Incorporation or By-Laws of the Company or otherwise.

    (d) MEETINGS OF THE COMMITTEE. The Committee shall select one of its members as a Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the transaction of its business. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board. All determinations by the Committee shall be made by the affirmative vote of a majority of its members. Any such determination may be made at a meeting duly called and held at which a majority of the members of the Committee were in attendance in person or through telephonic communication. Any determination set forth in writing and signed by all of the members of the Committee shall be as fully effective as if it had been made by a vote of such members at a meeting duly called and held.

5.  SHARES; ADJUSTMENT UPON CERTAIN EVENTS

    (a) SHARES TO BE DELIVERED; FRACTIONAL SHARES. Shares to be issued under the Plan shall be made available at the discretion of the Board either from authorized but unissued Shares or from issued Shares reacquired by the Company and held in treasury. No fractional Shares will be issued or transferred upon the exercise of any Option. In lieu thereof, the Company shall pay a cash adjustment equal to the same fraction of the Fair Market Value of one Share on the date of exercise.

    (b)  NUMBER OF SHARES.  Subject to adjustment as provided in this
Section 5, the maximum aggregate number of Shares that may be issued under the Plan shall be 100,000 shares of Common Stock. If Options are for any reason canceled, or expire or terminate unexercised, the Shares covered by such Options shall again be available for the grant of Options, subject to the foregoing limit.

    (c) ADJUSTMENTS; RECAPITALIZATION, ETC. The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. If and whenever the Company takes any such action, however, the following provisions, to the extent applicable, shall govern:

        (i) If and whenever the Company shall effect a stock split, stock dividend, subdivision, recapitalization or combination of Shares or other changes in the Company's Common Stock, (x) the Purchase Price (as defined herein) per Share and the number and class of Shares and/or other securities with respect to which outstanding Options thereafter may be exercised, and
    (y) the total number and class of Shares and/or other securities that may be issued under this Plan, shall be proportionately adjusted by the Committee. The Committee may also make such other adjustments as it deems necessary to take into consideration any other event (including, without limitation, accounting changes) if the Committee determines that such adjustment is appropriate to avoid distortion in the operation of the Plan.

        (ii) Subject to Section 5(c)(iii), if the Company merges or consolidates with one or more corporations, then from and after the effective date of such merger or consolidation, upon exercise of Options theretofore granted, the Participant shall be entitled to purchase under such Options, in lieu of the number of Shares as to which such Options shall then be exercisable but on the same terms and conditions of exercise set forth in such Options, the number and class of Shares and/or other securities or property (including cash) to which the Participant would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of the total number of Shares receivable upon exercise of such Options (whether or not then exercisable).

        (iii) In the event of an Acquisition Event, the Committee may, in its discretion, and without any liability to any Participant, terminate all outstanding Options as of the consummation of the Acquisition Event by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event; provided that, during the period from the date an which such notice of termination is delivered to the consummation of the Acquisition Event, each Participant shall have the right to exercise in full all of the Options that are then outstanding (without regard to limitations on exercise otherwise. contained in the Options). If an Acquisition Event occurs and the Committee does not terminate the outstanding Options pursuant to the preceding sentence, then the provisions of Section 5(c)(ii) shall apply.

        (iv) If, as a result of any adjustment made pursuant to the preceding paragraphs of this Section 5, any Participant shall become entitled upon exercise of an Option to receive any securities other than Common Stock, then the number and class of securities so receivable thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Section 5, as determined by the Committee in its discretion.

        (v) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to the number and class of Shares and/or other securities or property subject to Options theretofore granted of the Purchase Price per Share.

6.  AWARDS AND TERMS OF OPTIONS

    (a)  GRANT.  The Committee may grant Options to Non-Employee Directors.

    (b) EXERCISE PRICE. The Purchase Price deliverable upon the exercise of an Option shall be determined by the Committee, in its sole discretion, but shall not be less than the par value of a Share.

    (c) NUMBER OF SHARES. The option agreement shall specify the number of Options granted to the Participant, as determined by the Committee in its sole discretion.

    (d) EXERCISABILITY. At the time of grant, the Committee shall specify when and on what terms the options granted shall be exercisable. In the case of Options not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the Options may be exercised and may waive any other conditions to exercise, subject to the terms of the option agreement and the Plan. No Option shall be exercisable after the expiration of ten (10) year from the date of grant. Each Option shall be subject to earlier termination as provided in Section 7 below.

    (e) ACCELERATION OF EXERCISABILITY ON CHANGE OF CONTROL. All Options granted and not previously exercisable shall become exercisable immediately upon the later of a Change of Control (as defined herein) or approval of this Plan in accordance with Section 3. For this purpose, a "Change of control shall be deemed to have occurred upon:

        (i) an acquisition by any Person or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either
    (A) the then outstanding Shares or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding HSI Voting Securities"); excluding, however, the following: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a "Corporate Transaction"), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph (iii) of this Section 6 are satisfied; or

        (ii) a change in the composition of the Board such that the individuals who, as of the Effective Date hereof, constitute the Board (the Board as of the date hereof shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Subsection any individual who becomes a member of the Board subsequent the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of this proviso) shall be considered as though such individual were a member of the Incumbent

    Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (iii) the approval by the stockholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction, notwithstanding the foregoing, no Change of Control will occur if 3, of the Incumbent Board approves the Corporate Transaction; or

        (iv) the approval of the stockholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation with respect: to which, following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and
    (z) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

    (f)  EXERCISE OF OPTIONS.

        (i) A Participant may elect to exercise one or more Options by giving written notice to the Committee of such election and of the number of Options such Participant has elected to exercise, accompanied by payment in full of the aggregate Purchase Price for the number of shares for which the Options are being exercised.

        (ii) Shares purchased pursuant to the exercise of Options shall be paid for at the time of exercise as follows:

           (A) in cash or by check, bank draft or money order payable to the order of the Company;

           (B) if so permitted by the Committee: (x) through the delivery of unencumbered Shares (including Shares being acquired pursuant to the Options then being exercised), provided such Shares (or such Options) have been owned by the Participant for such period as may be required by applicable accounting standards to avoid a charge to earnings,
       (y) through a combination of Shares and cash as provided above, (z) by delivery of a promissory note of the Participant to the Company, such promissory note to be payable on such terms as are specified in the option agreement (except that, in lieu of a stated rate of interest, the option agreement may provide that the rate of interest on the promissory note will be such rate as is sufficient, at the time the note is given, to avoid the imputation of interest under the applicable provisions of the Code), or by a combination of cash (or cash and Shares) and the Participant's promissory note; provided, that, if the Shares delivered upon exercise of the Option is an original issue of authorized. Shares, at least so much of the exercise price as represents the par value of such Shares shall be paid in cash or by a combination of cash and Shares; or

           (C) on such other terms and conditions as may be acceptable to the Committee and in accordance with applicable law. Upon receipt of payment, the Company shall deliver to the Participant as soon as practicable a certificate or certificates for the Shares then purchased.

7.  EFFECT OF TERMINATION OF SERVICES

    (a) DEATH, DISABILITY, RETIREMENT, ETC. Except as otherwise provided in the Participant's option agreement or in this Plan, upon Termination of Services, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Services (and any Options not previously exercisable but made exercisable by the Committee at or after the Termination of Services) shall remain exercisable by the Participant to the extent not theretofore exercised for the following time periods (subject to Section 6(d)):

        (i) In the event of the Participant's death, such Options shall remain exercisable (by the Participant's estate or by the person given authority to exercise such Options by the Participant's will or by operation of law) for a period of one (1) year from the date of the Participant's death, provided that the Committee. In its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant's death.

        (ii) In the event the Participant retires at or after age 65 (or, with the consent of the Committee, before age 65), or if the Participant's services terminate due to Disability such Options shall remain exercisable for one (1) year from the date of the Participant's Termination of Services, provided that the Committee, in its discretion, may at any time extend such time period to up to three (3) years from the date of the Participant's Termination of Services.

    (b) CAUSE OR VOLUNTARY TERMINATION. Upon the Termination of Services of a Participant for cause (as defined herein) or if it is discovered after such Termination of Services that such Participant had engaged in conduct that would have justified a Termination of Services for Cause, all outstanding

Options shall immediately be canceled. Termination of Services shall be deemed to be for "Cause" for purposes of this Section 7(b) if the Participant shall have committed fraud or any felony in connection with the Participant's duties as a director of the Company or willful misconduct or any act of disloyalty, dishonesty, fraud or breach of trust, confidentiality or fiduciary duties as to the Company or the commission of any other act which causes or may reasonably be expected. to cause economic or reputational injury to the Company.

    (c) OTHER TERMINATION. In the event of Termination of Services for any reason other than as provided in Section 7(a) and 7(b), all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Services shall remain exercisable (to the extent exercisable by such Participant immediately before such termination) for a period of three (3) months after such termination, provided that the Committee in its discretion may extend such time period to up to one (1) year from the date of the Participant's Termination of Services.

8.  NONTRANSFERABILITY OF OPTIONS

    No Option shall be transferable by the Participant otherwise than by will or under applicable laws of descent and distribution, and during the lifetime of the holder may be exercised only by the holder or his or her guardian or legal representative. In addition, no Option shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Option, or in the event of any levy upon any Option by reason of any execution, attachment or similar process contrary to the provisions hereof, such Option shall immediately be cancelled.

9.  RIGHTS AS A STOCKHOLDER

    A holder of an Option shall have no rights as a stockholder with respect to any Shares covered by such holder's Option until such holder shall have become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property or distributions or other rights in respect to any such Shares, except as otherwise specifically provided for in this Plan.

10. DETERMINATIONS

    Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the holders of any Options and Non-Employee Directors and their respective heirs, executors, administrators, personal representatives and other successors in interest.

11. TERMINATION, AMENDMENT AND MODIFICATION

    The Plan shall terminate at the close of business on the tenth anniversary of the Effective Date, unless terminated sooner as hereinafter provided, and no Option shall be granted under the Plan on or after that date. The termination of the Plan shall not terminate any outstanding Options which by their terms continue beyond the termination date of the Plan. At any time prior to the tenth anniversary of the Effective Date, the Board or the Committee may amend or terminate the Plan or suspend the Plan in whole or in part. Notwithstanding the foregoing, however, no such amendment may, without the, approval of the stockholders of the Company, (i) increase the total number of Shares which may be acquired upon exercise of Options granted under the Plan; (ii) change the requirements for eligibility for participation in the Plan; or (iii) effect any change that would require stockholder approval under Rule 16b-3 (or any successor provision) promulgated under the Act.

    Nothing contained in this Section 11 shall be deemed to prevent the Board or the Committee from authorizing amendments of outstanding Options of Participants, including, without limitation, the reduction of the Purchase Price specified therein (or the granting or issuance of new Options at a lower Purchase Price upon cancellation of outstanding Options), so long as all Options outstanding at any one time shall not call for issuance of more Shares than the remaining number provided for under the Plan and so long as the provisions of any amended Options would have boon permissible under the Plan if such Option had been originally granted or issued as of the date of such amendment with such amended terms.

    Notwithstanding anything to the contrary contained in this Section 11,
(i) no termination, amendment or modification of the Plan may, without the consent of the Participant or the transferee of such Participant's Option, alter or impair the rights and obligations arising under any then outstanding Option, and (ii) neither the Board nor the Committee may make any determination or interpretation or take any other action which would cause any member of the Committee to cease to be a "disinterested person" with regard to the Plan for purposes of Rule 16b-3 under the Act.

12. NON-EXCLUSIVITY

    Subject to the express provisions contained in the HSI Agreement, neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting or issuance of stock options, Shares and/or other incentives otherwise than under the Plan, and such arrangements may be either generally applicable or limited in application.

13. USE OF PROCEEDS

    The proceeds of the sale of Shares subject to Options under the Plan are to be added to the general funds of the Company and used for its general corporate purposes as the Board shall determine.

14. GENERAL PROVISIONS

    (d) RIGHT TO TERMINATE SERVICES. Neither the adoption of the Plan nor the grant of Options shall impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain a director.

    (e) PURCHASE FOR INVESTMENT. If the Board determines that the law so requires, the holder of an Option granted hereunder shall, upon any exercise or conversion thereof, execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that such Participant is purchasing or accepting the Shares then acquired for such Participant's own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (i) a registration statement on in appropriate form under the Securities Act, which registration statement shall have become effective and shall be current with respect to the Shares being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, and that in claiming such exemption the holder will, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion, satisfactory in form and substance to the Company, from counsel approved by the Company as to the availability of such exception.

    (f) TRUSTS, ETC. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Option thereunder) shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. Any reserves that may be established by the Company in connection with the Plan shall continue to be part of the general funds of the Company, and no individual or entity other than the Company shall have any interest in such funds until paid to a Participant. If and to the extent that any Participant or such Participant's executor, administrator, or other personal representative as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

    (g) NOTICES. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing to such Participant of notices and the delivery to such Participant of agreements, Shares and payments. Any notices required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

    (h) SEVERABILITY OF PROVISIONS. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

    (i) PAYMENT TO MINORS, ETC. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and their employees, agents and representatives with respect thereto.

    (j) READINGS AND CAPTIONS. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

15. ISSUANCE OF STOCK CERTIFICATES; LEGENDS AND PAYMENT OF EXPENSES

    (a) STOCK CERTIFICATES. Upon any exercise of an Option and payment of the exercise price as provided in such Option, a certificate or certificates for the Shams as to which such Option has been exercised shall be issued by the Company in the name of the person or persons exercising such Option and shall be delivered to or upon the order of such person or persons.

    (b) LEGENDS. Certificates for Shares issued upon exorcise of an Option shall bear such legend or legends as the Committee, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, or to implement the provisions of any agreements between the Company and the Participant with respect to such Shares.

    (c) PAYMENT OF EXPENSES. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer and with the administration of the Plan.

16. LISTING OF SHARES AND RELATED MATTERS

    If at any time the Board shall determine in its sole discretion that the listing, registration or qualification of the Shares covered by the, Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the award or sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

17. WITHHOLDING TAXES

    Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such Shares.

    Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) securing payment in cash or property in lieu of withholding, (b) authorizing the Company to withhold from the Shares otherwise payable to such Participant (1) one or more of such Shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired Shares (none of which Shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant's election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable once it is made, may be disapproved by the Committee and, if made by any director, officer or other person who is subject to Section 16(b) of the Act, must be made (x) only during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following the date of such release; (y) not less than six months prior to the date such Participant's withholding tax obligation arises or (z) during any other period in which a withholding election may be made under the provisions of Rule 16b-3.

PROXY
                               HENRY SCHEIN, INC.
                   135 Duryea Road, Melville, New York 11747

          This Proxy is solicited on behalf of the Board of Directors.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 29, 2002, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies (together, the "Proxies"), each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated below, all shares of Common Stock of Henry Schein, Inc. (the "Company") held of record by the undersigned on April 10, 2002, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Wednesday, June 5, 2002 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.  PROPOSAL TO ELECT THIRTEEN DIRECTORS FOR TERMS EXPIRING IN 2003.

       / /   FOR all nominees listed below          / /   WITHHOLD AUTHORITY
             (except as marked to the contrary)           to vote for all nominees listed below

Stanley M. Bergman, Gerald A. Benjamin, James P. Breslawski, Leonard A. David, Mark E. Mlotek, Steven Paladino, Barry J. Alperin, Pamela Joseph, Donald J. Kabat, Marvin H. Schein, Irving Shafran, Philip A. Laskawy and Norman S. Matthews.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

2.  PROPOSAL TO AMEND THE COMPANY'S 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION
PLAN.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2002.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

                                             Please sign below exactly as your
                                             name appears on this Proxy. Where
                                             shares are held by joint tenants,
                                             both should sign. If signing as an
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such. If signing as a
                                             corporation, an authorized person
                                             should sign in the full corporate
                                             name. If signing as a partnership,
                                             an authorized person should sign in
                                             the full partnership name.

                                             Signature: ________________________

                                             Date: _____________________________

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.